Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Issuer Direct Corporation on Form S-1 of our report dated July 1, 2013 on the consolidated financial statements, as of December 31, 2012 and 2011 and for the years then ended, of PrecisionIR Group, Inc. and to the reference to us under the heading "Interests of Named Experts and Counsel" in the prospectus.

/s/ Crowe Horwath LLP

Grand Rapids, Michigan
January 3, 2014